Exhibit 2(a)

Terms and Conditions of Voting Preferred Shares of PLDT

In addition to the preferences, qualifications, limitations, restrictions and the relative or special rights set forth in Article Seventh of the Articles of Incorporation pertaining to all shares of Preferred Capital Stock as a class to which the Voting Preferred Shares are subject, the Voting Preferred Shares shall have the following rights, terms and features, which shall be annotated at the dorsal side of the stock certificates for the Voting Preferred Shares:

(A)	Dividends Rights

The holders of Voting Preferred Shares (the “Voting Preferred Shareholders”) outstanding from time to time shall be entitled to receive cash dividends at the rate of six and one half percent (6.5%) per annum, calculated on the basis of the par value of such shares, out of funds legally available therefor in accordance with the provisions below. Dividends shall accrue on a daily basis and be payable quarterly (except in connection with the first such payment which shall be for the period from the date of original issue to but excluding the first dividend payment date (as described below) in arrears in Pesos on January 15, April 15, July 15 and October 15 of each year (beginning on the first dividend payment date, being the later of January 15, 2013 and whichever of the other preceding dates is the next to occur after the date of issue of the Voting Preferred Shares) to holders of record as of such record date (or, if that is not a Business Day (as defined under “Payments” below) in the Philippines, the next Business Day) not more than 30 days prior to such dividend payment date as shall be fixed by the Board in relation to each dividend payment. The dividends on the Voting Preferred Shares shall be declared by the Board and paid in accordance with the foregoing provision subject to full compliance with all applicable Philippine laws and regulations. The Voting Preferred Shareholders shall not be entitled to any dividends, whether payable in cash, property or securities, in excess of the fixed cumulative dividends or to any other further participation in profits of PLDT. No interest, sum of money in lieu of interest or other property or securities shall be payable on account of any dividend payment or payments which may be in arrears. Dividends paid on the Voting Preferred Shares in an amount less than the total amount of the fixed cumulative dividends at the time accrued and payable on such shares shall be allocated pro rata among all the Voting Preferred Shares at the time such sums become outstanding. Except as herein specified with respect to the first quarterly dividend period, the amount of dividends payable per Voting Preferred Share for each full quarterly dividend period shall be computed by dividing by four the aggregate amount of the annual fixed cumulative dividends. The amount of dividends payable for any dividend period not equal to a quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Dividends, whether or not declared, shall be cumulative from the date of the original issue.

If there shall be outstanding shares of any other class or series of Voting Preferred Stock and Non-Voting Serial Preferred Stock of PLDT hereafter authorized (such outstanding shares of any other class or series of Voting Preferred Stock and Non-Voting Serial Preferred Stock being herein referred to as “Preference Shares”), ranking junior to the Voting Preferred Shares as to dividends, no dividends shall be declared or paid or set apart for payment on any such shares for any period unless full cumulative dividends in respect of the Voting Preferred Shares.

(i)	have been declared and paid, or

(ii)	are contemporaneously declared and paid together with dividends payable on such other shares, or

(iii)	have been declared and a sufficient sum for payment of cumulative dividends in full in respect of the Voting Preferred Shares has been set apart.

When dividends are not paid in full or are in arrears on the Voting Preferred Shares and any other Preference Shares ranking pari passu as to dividends with the Voting Preferred Shares, all dividends upon all outstanding Voting Preferred Shares and such Preference Shares shall be declared pro rata so that the amount of dividends declared per share on the Voting Preferred Shares and on such other Preference Shares shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the Voting Preferred Shares and on such other Preference Shares bear to each other as at the date of such dividend payment.

Unless full cumulative dividends on all outstanding Voting Preferred Shares shall have been paid or declared and set apart for payment for all past dividend payment periods, (i) no dividends shall be paid or declared and set apart for payment, in respect of the Common Stock or on any other stock of PLDT ranking junior to the Voting Preferred Shares as to dividends; (ii) no distribution shall be made in respect of the Common Stock or on any other stock of PLDT ranking junior to the Voting Preferred Shares as to distribution upon liquidation, dissolution or winding-up; (iii) nor shall any Common Stock, or any other stock of PLDT ranking junior to, or pari passu with, the Voting Preferred Shares as to dividends or distribution upon liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration (or any payment made to or made available for a sinking fund for the redemption of any shares of such stock) by PLDT (except for conversion of such stock into, or exchange of such stock for, stock ranking junior to the Voting Preferred Shares as to dividends and distribution upon liquidation, dissolution or winding up).

(B)	Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of PLDT, the Voting Preferred Shareholders (together with the holders of all other shares ranking pari passu therewith to the extent of the distributable amount to which they are entitled) shall be entitled to receive out of the assets of PLDT available for distribution to the shareholders of PLDT, before any distribution of assets is made to holders of Common Stock or of any other shares of stock of PLDT ranking as to such distribution junior to the Voting Preferred Shares, distributions in such amount not more than 110% of the par value of such Voting Preferred Shares plus all accrued and unpaid dividends thereon nor less than the par value of such Voting Preferred Shares plus all accrued and unpaid dividends thereon. After payment of distributions in such amount, the Voting Preferred Shareholders shall not be entitled to any further participation in any distribution of assets by PLDT. If, upon any voluntary or involuntary dissolution, liquidation or winding up of PLDT, the amounts payable with respect to such distribution in respect of the Voting Preferred Shares and any other shares of stock of PLDT ranking pari passu as to such distribution with the Voting Preferred Shares are not paid in full, the Voting Preferred Shareholders and holders of such other shares shall share ratably in any such distribution of assets of PLDT in proportion to the full respective distributable amounts to which they are entitled.

(C)	Redemption

PLDT, at the option of the Board, may redeem the Voting Preferred Shares at the time outstanding, in whole or in part, at any time or from time to time, one (1) year after the issue date thereof, upon notice duly given to the Voting Preferred Shareholders, by paying therefor in cash an amount equal to the par value thereof plus all accrued and unpaid dividends thereon at the time of redemption.

At least (90) days prior notice of any such redemption of Voting Preferred Shares shall be mailed to the holders of record of the shares to be redeemed, at their respective addresses as shown by the records of PLDT.

In case of the redemption of only part of the Voting Preferred Shares at the time outstanding, PLDT shall select by lot the shares to be so redeemed. Subject to the limitation and provisions herein contained, the Board shall have full power and authority to prescribe the manner in which the drawing by lot shall be conducted and the terms and conditions upon which the outstanding Voting Preferred Shares shall be redeemed from time to time.

If such notice of redemption shall have been duly given by mail, and if on or before the redemption date specified in such notice, all funds necessary for such redemption shall have been set aside by PLDT, separate and apart from its other funds, in trust for the pro-rata benefit of the holders of the Voting Preferred Shares called for redemption, so as to be and continue to be available therefor, then notwithstanding that any certificate for Voting Preferred Shares called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall not be deemed to be outstanding after such redemption date, the right to receive dividends thereon shall cease to accrue from and after such redemption date and all rights with respect to such shares shall forthwith on such redemption date cease and terminate except only the right of the holders thereof to receive the redemption price of such shares, but without interest thereon.

All Voting Preferred Shares redeemed by the Company may be resold by the PLDT on such terms and for such consideration as the Board may reasonably determine.

(D)	No Conversion Rights

The outstanding Voting Preferred Shares are not convertible into shares of Common Stock of PLDT.

(E)	Voting Rights

The Voting Preferred Shares shall have voting rights at any meeting of the stockholders of PLDT for the election of directors and all other matters to be voted upon by the stockholders in any such meetings, with one vote in respect of each Voting Preferred Share.

(F)	Payments

Payments of dividends and any other distributions in respect of Voting Preferred Shares shall be made in Pesos by check mailed by PLDT or its Transfer Agent at the relevant Voting Preferred Shareholder’s risk to the registered address of such Voting Preferred Shareholder as at the relevant record date, unless another manner of payment is agreed to between PLDT and such shareholders.

If the due date for payment of any amount in respect of any Voting Preferred Shares is not a day on which banks are generally open in the Philippines (a “Business Day”), then the holders shall not be entitled to payment of the amount due until the next following Business Day and shall not be entitled to any interest or other payment in respect of any such delay.

(G)	Notices

Notices to Voting Preferred Shareholders shall be given in accordance with PLDT’s By-Laws.

(H)	Transfers

(i) Subject to paragraph (ii) below, Voting Preferred Shares may be transferred, in whole or in part, upon the surrender at the office of PLDT’s Transfer Agent of the certificate evidencing the Voting Preferred Shares to be transferred, together with the form of transfer endorsed on it duly completed and executed by both the transferor and the transferee and the relevant documents of title and identity of the person making the request, subject to such reasonable regulations as PLDT may from time to time agree upon with the Transfer Agent.

Title to the Voting Preferred Shares shall pass by registration in PLDT’s share register. Registration of Voting Preferred Shares on transfer shall be effected without charge by or on behalf of PLDT, but upon payment by the relevant holder of the Voting Preferred Shares (or the giving of such indemnity as the Transfer Agent may require by the relevant holder of the Voting Preferred Shares) in respect of any tax or other governmental charges which may be imposed in relation to such transfer.

A registered holder of the Voting Preferred Shares will be treated as its absolute owner for all purposes (regardless of any notice of ownership, trust or any interest or any writing on, or the theft or loss of, the certificates issued in respect of it) and no person will be liable for so treating such Voting Preferred Shareholder. PLDT shall not be bound by or be required to recognize any trust to which any Voting Preferred Shares may be subject.

(ii) No sale, transfer or other disposal of any Voting Preferred Shares shall be effected unless the sale, transfer or other disposal is made to: (a) a citizen of the Philippines or a domestic partnership or association wholly-owned by citizens of the Philippines; (b) a corporation organized under the laws of the Philippines of which at least sixty percent (60%) of the capital stock entitled to vote is owned and held by citizens of the Philippines and at least sixty percent (60%) of the Board of Directors of such corporation are citizens of the Philippines; or (c) a trustee for pension or other employee retirement or separation benefits, where the trustee qualifies under paragraphs (a) and (b) above and at least sixty percent (60%) of the funds accrue to the benefit of citizens of the Philippines.

(I)	Pre-emptive Rights

Voting Preferred Shareholders shall have no right (other than such right, if any, as the Board of Directors in its discretion may from time to time grant) to subscribe for or purchase any shares of stock of any class, securities or warrants issued, sold or disposed of by PLDT.

(J)	Replacement of Lost Certificates

If any certificate for a Voting Preferred Share is defaced or alleged to have been lost, stolen or destroyed, a new certificate representing the same Voting Preferred Share may be issued to the relevant holder upon request, subject to delivery of the old certificate or (if alleged to have been lost, stolen or destroyed) compliance with section 73 of the Corporation Code of the Philippines and such other conditions as to evidence and indemnity and the payment of out-of-pocket expenses of PLDT in connection with the request as the Board may determine.